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                                                              Exhibit 11.1

                         C-CUBE MICROSYSTEMS INC.

                     COMPUTATION OF EARNINGS PER SHARE
            Quarter and Six Months Ended June 30, 1996 and 1995
                 (in thousands, except per share amounts)

                                 Quarter Ended             Six Months
                                    June 30,             Ended June 30,
                              -------------------     -------------------
                                1996        1995        1996        1995
                              -------      ------     -------      ------
Net income                    $13,846      $4,135     $27,427      $7,329
                              =======      ======     =======      ======
Weighted average common
   shares outstanding          33,072      31,530      32,906      31,404
Common share equivalents
   related to stock options     2,625       2,802       2,963       2,772
                              -------      ------     -------      ------
Weighted average common and
   equivalent shares           35,697      34,332      35,869      34,176
                              =======      ======     =======      ======
Net income per share            $0.39       $0.12       $0.76       $0.21
                              =======      ======     =======      ======